Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-67485, 333-57484, 333-87380, 333-90170, and 333-105533) pertaining to certain stock award, stock option, stock incentive and stock bonus plans of McMoRan Exploration Co. and the Registration Statements (Forms S-3 Nos. 333-95195 and 333-108408) of McMoRan Exploration Co. and in the related Prospectuses of our reports dated February 2, 2004, with respect to the 2003 and 2002 consolidated financial statements and schedule of McMoRan Exploration Co. included in this Form 10-K for the year ended December 31, 2003.

/s/ Ernst & Young LLP

New Orleans, Louisiana

March 10, 2004